Exhibit 99.1

For Immediate Release:

January 11, 2021

Company Contact: Ryan M. Albano EVP and Chief Financial Officer ryan.albano@broadstone.com 585.287.6498

Broadstone Net Lease, Inc. Provides Updates on Fourth Quarter Acquisitions and Collections and its Board of Directors

-	$100.3 million of acquisitions and 98.8% rent collections in Q4 2020
-	Following 15 years of service to Broadstone Net Lease, Chairman of the Board and Co-Founder, Amy L. Tait, to step down in May 2021. The Board intends to appoint Laurie A. Hawkes, currently BNL’s Lead Independent Director, as Chairman of the Board.

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL), an internally-managed real estate investment trust (“BNL” or the “Company”), today provided an update on its recent business activities.

“We are pleased to announce our strong acquisition and collection activity from the fourth quarter,” said Chris Czarnecki, BNL’s Chief Executive Officer. “During the quarter, we continued to execute on our diversified approach to net lease investing, acquiring $100.3 million of assets in our key focus areas of industrial, quick-service restaurant, healthcare, and select retail properties. The investments completed during the quarter are compelling and accretive, with both new and existing tenants, and further increase our best-in-class diversification. Our balance sheet is strongly positioned with ample liquidity to continue executing on our growth strategy throughout 2021, and our team remains focused on building long-term shareholder value.”

Acquisition Update

During the fourth quarter, BNL invested $100.3 million, excluding capitalized acquisition costs, in 19 properties at a weighted average initial cash cap rate of 6.9%. The acquisitions included properties in industrial, quick-service restaurant, healthcare, and select retail asset classes located across 10 states with a weighted average initial lease term and annual rent escalators of 14.4 years and 1.9%, respectively. The acquisitions were funded using cash on hand.

Q4 2020
Property Type	Number of Properties	Square Feet ('000s)	Weighted Average Lease Term (years)	Acquisition Price ($'000s)
Industrial	10	919	15.0	77,023
Restaurant	7	26	15.8	13,189
Retail	1	60	10.2	5,150
Healthcare	1	19	7.6	4,950
Total Properties	19	1,024		100,312

Select Transaction Highlights

–

Acquired a newly completed warehouse and distribution facility tenanted by a beverage manufacturer outside Minneapolis, Minnesota, for approximately $41.0 million with approximately 644,000 rentable square feet of operational space with a remaining lease term of approximately 11 years and 2.0% annual rent increases. The facility is strategically located and key to the tenant’s operations as it serves as the distribution center for the tenant’s nearby production and bottling center.

–

Added seven quick-service restaurant properties, which are located across three states, to an existing master lease with a current tenant for approximately $13.2 million. The master lease provides for 2.0% annual rent increases and the remaining term of the master lease was reset to approximately 16 years in connection with the acquisition of these new properties.

–

Acquired an outpatient cancer treatment center in Indianapolis, Indiana, that is operated by an existing tenant for $4.95 million. The lease has approximately eight years of remaining term and provides for annual rent increases of 1.5%.

BNL continues to build and evaluate a robust pipeline of potential investment opportunities predominantly focused on industrial, healthcare, quick-service restaurant, and select retail property sectors.

Rent Collection Update

Fourth Quarter Rent Collection

As of January 8, 2021, BNL had received rent payments totaling approximately 98.8% of base rents due for the fourth quarter of 2020, with monthly base rent collections as detailed in the following table.

	October	November	December	Q4
Base Rent Received	98.7%	98.4%	99.1%	98.8%
Base Rent Abated	1.3%	1.3%	0.6%	1.0%
Uncollected Rent	0.0%	0.3%	0.3%	0.2%
Total	100.0%	100.0%	100.0%	100.0%

Board of Directors Update

BNL announced today that, following 15 years of service to Broadstone Net Lease, Chairman of the Board and Co-Founder, Amy L. Tait, has elected not to stand for reelection to the Company’s Board of Directors at BNL’s next annual meeting, which the Company intends to hold in May 2021 (the “2021 Annual Meeting”). In order to provide sufficient time to conduct a search for a new director in time for the 2021 Annual Meeting, Ms. Tait notified the Company of her decision on January 5, 2021. Ms. Tait served as the Company’s Chief Executive Officer from inception through 2017 before transitioning into her current role as BNL’s non-executive Chairman of the Board.

“I am so proud of the management team that has built Broadstone Net Lease into what it has become today,” said Ms. Tait. “As we have recently completed BNL’s IPO and entered the public markets, it brings me great joy to see the organization continue to evolve and excel. I believe now is an opportune time for transition that will allow others to contribute new energy, insights, and experiences that will continue to drive BNL’s future path successfully forward. As I turn my attention to focus more on my other interests, I remain confident in the future of Broadstone Net Lease and am pleased to remain a significant shareholder.”

As part of the transition, BNL’s Board of Directors intends to appoint Laurie A. Hawkes, who currently serves as the Board’s Lead Independent Director, to serve as Chairman of the Board beginning at the 2021 Annual Meeting. Ms. Hawkes has served on BNL’s Board of Directors since 2016 and has more than 40 years of experience in the real estate industry, most recently serving as a co-founder, director, president, and chief operating officer of American Residential Properties, Inc. (NYSE: ARPI). From 1995 through 2007, Ms. Hawkes served in various roles at U.S. Realty Advisors, LLC, a net lease real estate investment firm, including partner from 1997 through 2007 and President and Head of Acquisitions from 2003 through 2007. From 1993 until 1995, Ms. Hawkes served as a Managing Director in Real Estate Investment Banking at CS First Boston Corp., and from 1979 through 1993, Ms. Hawkes served as a Director of Real Estate Investment Banking at Salomon Brothers Inc.

“Amy’s leadership, experience, and entrepreneurial spirit have been invaluable to Broadstone Net Lease, and we are grateful for her many contributions and years of dedication,” said Ms. Hawkes. “She built an exceptional company, developed a talented team, and was pivotal in positioning the company for success in the public markets. She has left a positive lasting impact and BNL’s success is a testament to her legacy with this company. I am excited and honored to assume the responsibilities of Chairman of the Board later this year and look forward to working closely with BNL’s management team to continue to build long-term shareholder value.”

“It has been my great honor and privilege to have worked with Amy for over 11 years since I joined the company”, said Mr. Czarnecki. “She has been an exceptional leader, mentor, and friend. I am proud of all that she accomplished and grateful for the team she built and the way in which she positioned our company to be successful for the long-term. I, and the rest of the management team, look forward to continuing her track record of excellence.”

Mr. Czarnecki continued, “Laurie has been a tireless advocate for and steward of Broadstone Net Lease since joining our board almost five years ago. Our entire management team has come to rely deeply on her extensive experience, industry connections, and prudent judgment. We all look forward to working with her in this new role to continue delivering long-term shareholder value.”

About Broadstone Net Lease, Inc.

BNL is an internally-managed REIT that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of December 31, 2020, BNL’s diversified portfolio consisted of 641 properties in 41 U.S. states and one property in Canada across the industrial, healthcare, restaurant, office, and retail property types, with an aggregate gross asset value greater than $4 billion.

Cautionary Statements Concerning Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “would be,” “believe,” “continue,” or other similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, general economic conditions, local real estate conditions, tenant financial health, and property acquisitions and the timing of these acquisitions. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which BNL filed with the SEC on February 27, 2020, and updated in BNL’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30, and September 30, 2020, which BNL filed with the SEC on May 7, August 4, and November 5, 2020, respectively. These documents, which you are encouraged to read, are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions or otherwise.